CODE OF ETHICS

AMG Funds LLC

AMG Distributors, Inc.

October 2016

Introduction and Standards of Conduct	4

Personal Trading Policies	7

Pre-Clearance Requirement	7

Pre-Clearance Procedures	7

Prohibited Sales	8

Limited Offerings	8

Non-Discretionary Accounts	8

Brokerage Account Reporting	9

Frequent Trading	9

Non-Volitional Trading	9

Sanctions for Personal Trading Violations	10

Employee Reporting and Certification Requirements	11

Quarterly Certification of Personal Securities Transactions	11

Quarterly Certification of Brokerage Accounts	11

Initial and Annual Certification of Holdings Reports	11

Initial and Annual Certification of Code of Ethics	11

Initial and Annual Certification of Compliance Manual	12

Initial and Annual Certification of AMG’s Insider Trading Policy	12

Insider Trading	13

Material Non-Public Information	13

Investment Information Relating to Clients is Inside Information	13

Sanctions and Penalties	14

Sharing or Using Investment-Related Information	15

Information Barriers	15

Special Note Regarding False Rumors and Other Abusive Market Activity	15

General Business Conduct and Avoiding of Conflicts of Interest	16

Gifts and Gratuities (“Gifts”)	16

Business Entertainment	17

Outside Sponsor Requirements	17

Outside Business Activities	17

Political Campaign Contributions	18

Marketing and Sales Activities	18

Exemptions	18

Investigation and Sanctions	20

Retaliation	20

Guidance	20

Ethics Training Requirements	21

Exhibit A - Definitions	23

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Exhibit B - Initial and Annual Holdings Certification Form	26

Exhibit C – Special Request Form – Personal Securities Transaction Approval	27

Exhibit D – Personal Securities Pre-Clearance/Reporting Requirements	28

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Introduction and Standards of Conduct

Introduction

AMG Funds LLC (“AMGF” or “Firm”) has adopted this Code of Ethics (“Code”) in accordance with Rule 204A-1 under the Investment Advisers Act of 1940 and Rule 17j-1 of the Investment Company Act of 1940 as well as in accordance with FINRA Rule 2010, which applies to AMG Distributors, Inc. (“AMGDI”), AMGF’s wholly owned subsidiary and broker-dealer and distributor for The AMG Funds family of mutual funds (“ The AMG Funds”) and for Mutual Funds sponsored by Affiliates of AMGDI (“Affiliate Mutual Funds”). AMGDI also serves as placement agent and may from time to time market interests in selected private investment funds sponsored by selected AMG Affiliates and certain third party private funds. AMGF is also a Commodity Futures Trading Commission (“CFTC”) /National Futures Association (“NFA”) registrant and as required by the CFTC (under Rule 180.1) this Code is designed to reasonably satisfy the CFTC’s prohibition on Market Manipulation. Please see the AMGF’s CFTC/NFA Compliance Manual for additional information. AMGF has developed this Code to promote the high standards of ethical conduct among our officers and employees.

Additionally, AMG Funds maintain a Code of Ethics pursuant to Rule 17j-1 under the Investment Company Act of 1940, as amended, with respect to certain types of personal securities transactions and to establish reporting requirements and enforcement procedures with respect to such transactions.

One of the Firm’s most important assets is our reputation for honesty, integrity and professionalism. The responsibility for maintaining that reputation rests with each AMGF Employee. This shared commitment underlies our success as individuals and as a business. The Code contains procedural requirements that Employees must follow to meet certain regulatory and legal requirements as well as ethical standards. Our procedures:

●	Address trading policies applicable to Employees’ personal investments;

●	Define confidentiality expectations and “non-public information” and set forth the parameters for appropriate use of this information;

●	Describe the procedures we have established for “information barriers,” which govern the dissemination of information outside of AMGF; and

●	Address general business conduct expected of Employees to avoid conflicts of interest or conduct that may put the Firm’s reputation at risk.

The Code addresses the personal trading activities and other business-related conduct of AMGF Employees and registered representatives of AMGDI who (in certain instances) also are Employees of AMGF. The Firm’s Chief Compliance Officer (“CCO”), who is responsible for administering the Code, also may subject certain individuals, including (but not limited to) interns, co-ops, temporary employees, contract employees or independent contractors, to any part or all of the Firm’s Code, its requirements and provisions. Certain provisions of this Code also apply to “Immediate Family” of Employees where indicated.

The CCO is responsible for administering the Code of Ethics and ensuring that employees understand the Code. The CCO should encourage employees to discuss questions of business ethics or practices at any time they arise and to surface potential questions before any action is taken in order to prevent actual or apparent conflicts of interest. The CCO shall review the adequacy of the Code and the effectiveness of its implementation at least annually.

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Contractors and Interns

AMGF may from time to time hire contractors, interns and other temporary workers (collectively referred to as a “Contractor”). HR will notify Compliance if any Contractors will be used by AMGF and indicate his or her anticipated length of stay, where he or she will be located and their responsibilities. Based upon this description, the CCO (or his designee) will determine the extent to which this Code applies to such Consultant. Generally, all Consultants will be required to complete Compliance training, which includes a discussion of the Code. However, a Contractor who is not expected to become an Employee, or whose stay is not expected to exceed six (6) consecutive months will generally not be subject to the Employee Reporting and Certification Requirements. If a Contractor becomes an Employee or his or her length of stay exceeds six (6) months then the Contractor will be treated as an Employee for purposes of the requirements under the Code. The Standards of Conduct addressed in the Code apply to all Employees and Contractors.

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Standards of Conduct

AMGF expects Employees to conduct themselves in an ethical manner and consistent with all applicable fiduciary and legal obligations. As a “fiduciary”, the Firm owes our clients a duty of care, loyalty, honesty, good faith, and fair dealing to always act in the best interests of our clients. Thus, we must place the interests of our clients first at all times, and over the interests of the Firm. AMGF expects all Employees to:

●	Act with integrity, competence and dignity, and in an ethical manner when dealing with the public, clients, prospects, and fellow Employees.

●	Adhere to the highest standards with respect to any potential conflicts of interest with client accounts. Simply stated, no Employee should ever enjoy an actual, apparent or perceived benefit to the detriment of the account of any client.

●	Preserve the confidentiality (and privacy) of information they may obtain in the course of our business and to use such information properly and in no way adverse to our clients’ interests, subject to the legality of such information.

●	Conduct their personal financial affairs in a prudent manner, avoiding any action that could compromise in any way their ability to deal objectively with clients.

●	Exercise reasonable care and professional judgment to avoid engaging in actions that put the image of the Firm or its reputation at risk.

●	Comply with all applicable federal securities laws and regulations.

●	Promptly report suspected material violations of the Code, including violations of securities or other laws, rules and regulations applicable to our business to the CCO.

While it is not possible to specifically define and prescribe rules addressing all possible situations in which conflicts may arise, this Code sets forth the Firm’s policy regarding those situations in which conflicts are most likely to develop.

Failure to comply with the Code may result in disciplinary action, including but not limited to a warning, fines, disgorgement of profits, suspension, demotion, or termination of employment. Violations also may result in referral to civil or criminal authorities where appropriate.

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Personal Trading Policies

Employees must avoid any actual or apparent conflict with securities transactions contemplated or being conducted by AMG Affiliates for their clients. Accordingly, employees should not make direct personal investments in publicly-traded securities for any account over which they exercise control or receive direct or indirect benefit from investments in securities include direct investment in stocks, bonds and derivatives on these instruments, whether through an initial public offering or not. Investments in securities through mutual funds or other private and public pooled vehicles, or through a non-discretionary account, are permitted. Exemptions to this policy may be granted by the Chief Compliance Officer with prior approval. Any employee who receives such an exemption must receive pre-clearance approval, as described below, before they may initiate any transaction(s). The Chief Compliance Officer or his designee may from time to time direct a review of employee personal trading to ensure compliance with this policy.

Employees may purchase the following:

●	Direct obligations of the U.S. Government

●	Money market instruments, including bankers’ acceptances, bank certificates of deposits, commercial paper and high quality short-term debt instruments

●	Shares issued by open-end mutual funds, ETFs, ETNs, other private or public pooled vehicles, including collective investment trusts, unit trusts

●	Section 529 Savings Plans

●	Municipal Bonds

●	Securities of Affiliated Managers Group, Inc. (AMG)*

●	Public stock, pursuant to employer stock options/grants*, and

●	Through any account where the employee does not have discretion or control over the investments, including separately managed accounts.

*Requires pre-clearance

If the Legal and Compliance team (“Compliance”) should determine that an Employee’s personal trade(s) gives the appearance of impropriety (such as front-running or market-timing), Compliance may require the Employee to sell the security or securities and disgorge any profits earned to a designated charity of the Firm’s choice. Factors that may be considered in determining whether an Employee must sell his or her security include but may not be limited to: the frequency of occurrence, the degree of personal benefit to the Employee, and/or the degree of conflict of interest.

Note: Employees should refer to Exhibit A – Definitions for a Descriptions of Terms.

Pre-Clearance Requirement

Employees are required to pre-clear all personal securities transactions in Reportable Accounts prior to selling any security, except for those securities specifically exempted from pre-clearance in this Code. Employees should refer to Exhibit D - Personal Securities Pre-Clearance and Reporting Requirements or contact Compliance for a list of securities exempted from pre-clearance.

Pre-Clearance Procedures

Employees must use the Employee Personal Trading and Certification System (“Personal Trading System” or “System”) to obtain pre-clearance of personal trades that are permitted under the Code. The Personal Trading System, which enables Employees to submit personal trade pre-

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clearance requests prior to execution, is accessible through the AMGF intranet (and also the internet) 7 days a week/24 hours a day.    Please Note: While the system can be accessed at any time, pre-clearance requests are only reviewed during the normal hours of market operation. Therefore, any pre-clearance requests entered into the system prior to market open (or after market close) must be reviewed manually by Compliance and employees may experience a longer waiting period between submission and notification than if the request was submitted during normal market hours. Employees should remember that pre-clearance is good only for the date approved.

Employees who experience technical difficulties with the System should contact Compliance for assistance. If a technical problem cannot be resolved in a timely manner, Compliance may ask the Employee to use the form, Exhibit C - Special Request Form - Personal Securities Transactions Approval posted on the Compliance section of the AMGF intranet. In no instance should an Employee trade a security that requires pre-clearance prior to obtaining said pre-clearance.

Prohibited Sales

In addition to being prohibited from making any direct personal investments in publicly-traded securities, including stocks, bonds and derivatives on these instruments, Employees are prohibited from selling any security where AMGF may have access to trade information about that security, as described below.

1.	Restrictions Regarding Mutual Fund Subadvisor Trading Information. In cases where the Firm has access to information regarding active or planned trading activity by a Subadvisor to the AMG Funds or, Employees are prohibited from selling a security if, during the prior three (3) business days (starting from the date that Mutual Fund Subadvisor’s trading data is received by AMGF), a Mutual Fund Subadvisor has traded in the security for any Reportable Fund.

2.	Restrictions Regarding Private Investment Funds sponsored by AMG Affiliates or Certain Third Party Private Funds. In cases where the Firm has access to information regarding active or planned investment activity by an affiliated advisor to a Private Investment Fund or Third Party Private Fund, Employees are prohibited from purchasing or selling a security if, during the prior three (3) business days (starting from the date that advisor’s investment data is received by AMGF).

Note: Only under special circumstances (e.g., estate liquidation, home purchase, or financial hardship) can an Employee sell a security that would otherwise be denied. “Special Requests” must be submitted via Exhibit C - Special Request Form – Personal Securities Transaction Approval and require written approval from Compliance.

Limited Offerings

Employees may not acquire or sell securities in a Limited Offering without prior approval from Compliance. Employees seeking approval should submit Exhibit C - Special Request Form – Personal Securities Transaction Approval. Approvals for transactions in Limited Offerings may not be submitted through the Personal Trading System. Additionally, employees who acquire securities in a Limited Offering should review the section below entitled “Frequent Trading” regarding additional stipulations that may affect their desire to participate in these types of offerings.

Non-Discretionary Accounts

Trading activity through an account for which an Employee does not have any authority to trade or to exercise discretion is not subject to pre-clearance and reporting requirements of the Code. This would include, for example, blind trusts or brokerage accounts where the Employee cannot exercise trading authority. Employees are required to provide Compliance with a copy of the investment management agreement or similar document that evidences assignment of investment discretion to a third party. If a copy of the required documentation is not provided to Compliance,

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the Employee will be considered to have discretion, and thus, subject to pre-clearance and reporting requirements. In addition, Compliance may periodically ask employees who have disclosed a non-discretionary (managed) account, and/or the broker(s) who administers this account, to submit certifications regarding the employee’s trading authority or influence over the account.

Brokerage Account Reporting

Employees must disclose all Reportable Accounts (i.e., accounts in which there is direct or Beneficial Ownership) to the Chief Compliance Officer. When opening a new account, the Chief Compliance Officer must be notified prior to executing any trades in the new account. In addition, Employees must authorize the broker-dealer to send duplicate copies of trade confirmations and periodic statements for all Reportable Accounts directly to Compliance.

All Employees are limited to opening and maintaining personal brokerage accounts with select brokerage firms (“Designated Brokers”) unless granted an exception from the Chief Compliance Officer. Personal securities transactions executed with these firms are updated electronically and monitored by Compliance through the Personal Trading System.

A current list of Designated Brokers can be accessed on the AMGF intranet page or is available from Compliance. Employees should consult Compliance if they believe they have Reportable Accounts that cannot readily be maintained with a Designated Broker (e.g., family trust account, stock certificates held in paper form or 529 plans).

Frequent Trading

In general, AMGF defines frequent trading as the purchase and sale (or, sale and then repurchase of) a security within 30 days of an initial transaction. Withstanding major market and/or security movements; only under limited and extraordinary circumstances (e.g., financial hardships, estate issues, etc.) may employees of AMGF engage in frequent trading activity. Any such request must be approved by the CEO and the CCO. Any profits realized in the purchase and sale, or sale and purchase, of the same (or equivalent) securities including ETFs within 30 calendar days on such short-term trades may be required to be disgorged to a charity selected by the Chief Compliance Officer.

Non-Volitional Trading

Purchases or sales of securities that are non-volitional (i.e., the employee has no control over the transaction in question) on the part of an employee (i.e., an assignment of options or exercise of an option at expiration) are not considered a violation of the Code of Ethics, as the employee is required to have obtained the necessary preclearance to enter into the contract prior to its commencement.

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Sanctions for Personal Trading Violations

If Compliance determines that a breach of these personal trading policies has occurred, it shall promptly document and discuss the issue with the Employee and the employee’s immediate supervisor. Depending on the severity of the violation, sanctions, as determined to be appropriate, may be imposed. Sanctions may include, but are not limited to, the following:

-	Warning (verbal or written);

-	Reprimand;

-	Remedial compliance training;

-	Reassignment of duties;

-	Suspension of activities (e.g., one’s ability to trade for personal accounts);

-	Require the Employee to sell the security in question and disgorge all profits to a charity;

-	Require the trade to be broken (if not settled);

-	Monetary action (e.g., including a reduction in salary or bonus);

-	Suspension or termination of employment; or

-	A combination of the foregoing.

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Employee Reporting and Certification Requirements

Quarterly Certification of Personal Securities Transactions

Employees are required to certify their personal securities transactions each quarter via the Personal Trading System. Compliance will notify Employees (via e-mail) of this certification requirement each quarter. Employees authorized to maintain accounts at a brokerage firm not included on the Designated Broker list must also ensure the Firm receives all quarterly brokerage statements for any Reportable Accounts maintained by them or their Immediate Family (including account statements for any Reportable Fund held outside of AMGF 401(k) plan).

Certifications and all brokerage account statements must be submitted to Compliance no later than 30 calendar days after the close of the calendar quarter, as required by applicable Securities and Exchange Commission rules.

Initial and Quarterly Certification of Brokerage Accounts

Upon hire and on a quarterly basis, AMGF requires its Employees to certify as to their Reportable Accounts (i.e., their accounts and any accounts of their Immediate Family that hold or have the ability to hold Reportable Securities). Employees also should indicate Reportable Account(s) that they or their Immediate Family opened or closed during the quarter, which can be done via the Personal Trading System.

Initial and Annual Certification of Holdings Reports

New Employees are required to disclose their Reportable Securities holdings (which include holdings of Reportable Accounts where the Employee has a direct or indirect Beneficial Ownership) promptly upon commencement of employment and on an annual basis thereafter:

1.	No later than 10 calendar days after hire, and the information must be current as of a date no more than 45 calendar days prior to the Employee’s start date, and;

2.	At least once each 12-month period thereafter, and the information must be current as of a date no more than 45 calendar days prior to the date the report was submitted.

All Employees are also required to complete an Annual Holdings Report each year (i.e., typically due by January 30). A description of the Securities that must be reported on this certification is included in Exhibit D - Personal Securities Pre-Clearance and Reporting Requirements. Employees also are requested to provide the names of any brokers, dealers or banks at which the Employee held any Securities in which the Employee has direct or indirect Beneficial Ownership (i.e., not just those accounts where the Employee held Reportable Securities.)

Initial and Annual Certification of Code of Ethics

Upon hire and at least annually thereafter, Compliance will provide Employees with a copy of AMGF’s current Code, including any amendments. Employees are expected to read the Code and will be asked to acknowledge that they: 1) understand their responsibilities under the Code; 2) recognize that the Code applies to them and may apply to their Immediate Family; and 3) agree to comply in all respects. Absent extraordinary circumstances, certifications typically are initiated and recorded through the Personal Trading System.

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Initial and Annual Certification of Compliance Manual

AMGF’s Compliance Manual contains the written compliance policies and procedures for the Firm and must be followed by all Employees in carrying out their responsibilities with AMGF. Employees receive a copy of the Compliance Manual in hard copy or electronic format upon hire as well as in the event of a material change during the year and at least annually thereafter. Upon hire, Employees must acknowledge their receipt of the Compliance Manual and that they agree to abide by all requirements as set forth in the Manual. On an annual basis, Employees must reaffirm their ongoing compliance with the Firm’s policies and procedures. Absent extraordinary circumstances, certifications typically are initiated and recorded through the Personal Trading System. Copies of the Compliance Manual are available on the intranet and from the Legal and Compliance Department.

Initial and Quarterly Certification of Pay to Play Policy

Upon hire and at least quarterly thereafter, Compliance will provide Employees with a copy of AMGF’s Political Contributions and Other Restricted Payment Policy (“Pay to Play Policy”). Employees are expected to read the Pay to Play Policy and will be asked to certify that they: 1) understand their responsibilities under the Pay to Play Policy; 2) recognize that the Pay to Play Policy applies to them; and 3) agree to pre-clear and/or disclose all political contributions and political activities required to be reported under the Pay to Play Policy. This certification is typically initiated and recorded through the Personal Trading System.

Initial and Annual Disclosure of Past Disciplinary Issues

Upon hire and at least annually thereafter, AMGF requires its Employees to certify whether any of a list of certain “disqualifying” criminal or regulatory events applies to them . This certification is typically initiated and recorded through the Personal Trading System.

Initial and Annual Certification of AMG’s Insider Trading Policy

Employees also are subject to AMG’s (corporate) Insider Trading Policy, which broadly prohibits the use of material, non-public information and also includes special procedures for personal securities transactions in AMG Securities. Employees are required to certify they have read and understand this policy upon hire and at least annually thereafter.

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    Insider Trading

Federal and state securities laws prohibit AMGF or its Employees from engaging in securities transactions for themselves or for others based on non-public or “inside information.” These laws also prohibit the dissemination of inside information to others who may use that knowledge to trade securities (so-called “tipping”). These prohibitions apply to all Employees and extend to activities within and outside of Employees’ duties at AMGF.

Material Non-Public Information

AMGF’s policy, as well as AMG’s Insider Trading Policy to which Employees also are subject, prohibit an Employee, while in possession of material, non-public information, from trading Securities or recommending transactions, either personally or on behalf of others (including private accounts), or communicating material, non-public information to others in violation of the federal securities laws.

Information is defined as “material” when there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions. Generally, disclosure of this information would be expected to have a substantial effect on the price of a company’s Securities. Material information can relate to a company’s results and operations, including, for example, dividend changes, earnings results, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidity problems, and extraordinary management developments. This list is not all inclusive but serves as an indication of what may constitute inside information.

“Material” information may also relate to the market for a company’s Securities. Information about significant trades to be effected for AMGF’s client accounts may in some contexts be deemed as material inside information for example, if AMGF’s or a subadvisor was expecting to generate a large trade in a security that has the potential to move the market’s pricing of that issue. This knowledge can be used to take advantage of price movements in the market that may be caused by the Firm buying or selling of specific Securities for its clients. Material nonpublic information also relates to Securities recommendations and client Securities holdings and transactions.

Information is “public” when it has been disseminated broadly to investors in the marketplace. Tangible evidence of such dissemination is the best indication that the information is public (e.g., press release, newspaper article, SEC filing, or announcement on a company website).

Any Employee who believes that he or she has come into possession of material, non-public information about a certain company should immediately contact Compliance and refrain from disclosing the information to anyone else. Compliance will review the information and consult with counsel, if necessary, to determine whether the information is material and non-public. If deemed necessary, AMGF’s will place that company on a “Restricted List” in order to prohibit trading in any security of the company for Employee or client accounts. This list is confidential (and maintained by Compliance) and may only be disseminated to certain individuals whom the Chief Compliance Officer, in conjunction with counsel deems appropriate.

Investment Information Relating to Clients is Inside Information

In the course of their employment, Employees may learn or obtain material non-public information about investment recommendations, trading, and holdings for client accounts or Reportable Funds. Using or sharing this information other than in connection with the performance of one’s duties for AMGF is considered acting on inside information and is therefore

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strictly prohibited. Employees’ personal securities transactions must not be timed to precede orders placed for any Investment Adviser’s or client accounts, which could be considered as “front-running” or insider trading. AMGF has a fiduciary duty to its clients, and as such investment opportunities must be offered first to clients served by AMGF before the firm or its Employees may act on them.

Sanctions and Penalties

Transacting in securities while in possession of material non-public information or improperly communicating that information or other information considered inside information to others inside or outside AMGF may expose a person to stringent penalties. Regardless of whether a government inquiry occurs, AMGF views any violation of these procedures seriously. Such violations may constitute grounds for immediate dismissal.

In addition, government authorities and regulatory bodies, such as the SEC, may impose penalties for violations of securities laws. These penalties may include:

-	Formal censure;
-	Monetary fines Disgorgement of profits;
-	Suspension from securities-related activities;
-	Disbarment from the securities industry;
-	Imprisonment; or
-	A combination of the foregoing.

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Sharing or Using Investment-Related Information

Information Barriers

Information Barriers exist between the Employees of AMGF and Investment Advisers that retain AMGF’s services (e.g., AMGF Affiliates). These barriers are designed to prevent the dissemination or misuse of inside, confidential and proprietary information.

An Information Barrier prohibits the disclosure of non-public (i.e., inside), confidential and proprietary information that belongs to a company or its clients to others. In this context, this information may include, but is not limited to, an adviser’s investment recommendations, portfolio holdings and actual or pending purchases or sales of securities.

Employees are strictly prohibited from disclosing to or discussing with any person outside of AMGF, or any AMGF employee whose job duties are not pertinent to the discussion, securities being considered for accounts of clients of AMGF or an Investment Adviser to which AMGF provides services.

If an Employee becomes aware of any instance where confidential trade information is communicated to AMGF or anyone outside of AMGF, the Employee must immediately report such instance to Compliance. Employees are strictly prohibited from trading in any security in which he/she has obtained knowledge that a particular security is being considered for purchase or sale by an Investment Adviser, any subadvisors, or other clients. Using or sharing this information with anyone inside or outside of AMGF (including family and friends), other than in connection with the investment of accounts of AMGF or any Investment Advisers to which AMGF provides services, is considered acting on inside information and is strictly prohibited.

Special Note Regarding False Rumors and Other Abusive Market Activity

Employees should be aware that spreading false rumors or engaging in collusive activity to impact the financial condition of a security is strictly prohibited. Employees engaging in such activities may be subject to immediate termination in addition to civil and criminal prosecution.

Failure to comply with these policies may result in adverse consequences for AMGF, its Employees, and the Investment Advisers to which AMGF provides services.

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General Business Conduct and Avoiding of Conflicts of Interest

AMGF is committed to the highest standards of business conduct. Therefore, Employees must always act in the best interests of clients and ensure their actions are professional and ethical at all times in order to protect the integrity of AMGF. Giving or accepting gifts, gratuities or entertainment in connection with an Employee’s employment as well as Employees’ participation in outside business activities can raise questions about their impartiality and ethical values.

In order to reduce the possibility of an actual or apparent conflict of interest, AMGF has adopted written policies and procedures relating to the giving and receiving of gifts. As a general matter, Employees may not accept gifts, gratuities, entertainment, special accommodations, or other things of material value that could influence the Employee’s decision-making or suggest that they are beholden to any particular person or firm. Similarly, an Employee should not offer gifts, favors, entertainment or other things of value that could be viewed as overly generous or aimed at influencing decision-making or making a client feel beholden to an Employee or the Firm.

Gifts and Gratuities (“Gifts”)

Neither AMGF nor any person associated with AMGF should, directly or indirectly, accept or give, pay or receive, or permit to be given or received anything of value (such items being considered a “gift” for these purposes) in excess of $100 per individual per year (except as indicated below) from or to any person or firm in relation to or in connection with any business arrangements between the person or firm and AMGF or its Employees. Gifts of cash or securities or gift cards that may be redeemed for cash are specifically prohibited, even if below the $100 threshold. Permissible gifts given or received by any Employee in relation to Firm business need to be approved by the Employee’s supervisor and reported to Compliance and will be recorded on the Gift Log.

In determining the value of a gift given or received, the Firm uses the higher of the gift’s cost or market value, exclusive of tax and delivery charges. When valuing tickets, the Firm uses the higher of the cost paid or face value of the ticket(s). If gifts are given to or received by multiple recipients, the names of individuals are to be recorded and assigned a value on a pro rata per recipient basis. Gifts given during the course of Business Entertainment are subject to the annual $100 limit per person.

●	Items Generally Excluded from Definition of Gift

o	Occasional meals, social gatherings or meetings held for business purposes;

o	Occasional invitations to regular season or other ordinary course sporting events; and

o	Items that are promotional in nature (e.g., pens, umbrellas, shirts, golf balls) inscribed with AMGF’s name, logo or brand and not part of a gifting program.

●	Special Note Regarding Gift Baskets

While it may be customary to send gift baskets or other consumable food items, particularly during the holiday season, Employees are reminded that the value of the gift basket or other consumable gift sent should be considered in the $100 annual gift limit per person. Gift baskets also are subject to reporting requirements as described below.

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●	Examples of Gifts Not Permitted

Gifts that may give the appearance of impropriety or a quid pro quo (i.e., gifts to or from vendors or service providers that are excessive in cost or frequency or that otherwise would be considered inappropriate) are not allowed. Examples include, but are not limited to:

-	Transportation expenditures, such as airfare or rental car costs;
-	Hotel or other lodging accommodation expenditures; or
-	Tickets to major sporting events where the face value of the tickets exceeds the de minimis value noted above (e.g., Super Bowl tickets).

●	Employee Reporting of Gifts

All Employees are required to report to Compliance gifts given or received. Compliance maintains a Gift Log not only to comply with FINRA rules for AMGDI-related activities, as applicable, but also to help ensure the Firm’s gift practices do not give rise to potential conflicts of interest.

Note: AMGF Employees who also are registered representatives of AMGDI should refer to AMGDI’s Supervisory Procedures Manual for all applicable policies.

Business Entertainment

In order for entertainment to be considered a business expenses rather than a gift, a representative of the firm providing the entertainment must personally host or be present at the event, and the event must not raise any issues of propriety. Employees may not provide or accept extravagant, excessive, or overly frequent entertainment to or from a client, prospective client, or any person or entity that does or seeks to do business with or on behalf of AMGF. Employees may provide or accept a business entertainment event of reasonable value, such as dinner or a sporting event. Employees should seek prior approval from Compliance in circumstances where he or she is unsure about the value of proposed entertainment.

Outside Sponsor Requirements

In addition, certain sponsor firms may have similar or additional restrictions and guidelines that may apply to AMGF Employees as described in the Compliance Manual. Employees must ensure they adhere to the more stringent requirements and obtain any required approvals. Employees also should refer to the Cash/Non-Cash Compensation Matrix available on the intranet or contact a member of Compliance.

In addition to the requirements stated herein, registered representatives of AMGDI are required to also comply with the gifts and non-cash compensation policies maintained in AMGDI’s Supervisory Procedures Manual.

Outside Business Activities

Outside business activities may give rise to potential conflicts of interest or the appearance of conflicts of interest or otherwise jeopardize the integrity or reputation of AMGF or any of its Affiliates. Prior to commencing with an outside business activity, an Employee must obtain approval from his or her supervisor and also notify Compliance so that they may review the proposed activity for potential conflicts and document required approvals. An Employee who wishes to engage in an Outside Business Activity must submit an Outside Business Activity Disclosure Form through the Personal Trading System to notify Compliance of the activity.

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Compliance will then obtain written approval from the Employee’s supervisor before it will consider approving the activity.

Whether a particular outside activity may be approved will depend on a variety of factors including the extent to which the proposed activity could violate any law or regulation, interfere with an Employee’s responsibilities to AMGF, involve prolonged absences during business hours, or activities that actually compete or give the appearance of competing with AMGF’s interests.

As a general matter, service with charitable organizations generally is permitted, subject to considerations related to time required during work hours, use of proprietary information and disclosure of potential conflicts of interest. Employees who engage in outside activities are not acting in their capacity as Employees of AMGF and may not use AMGF’s name in conjunction with their activity unless otherwise authorized by the Chief Executive Officer and/or Compliance.

Because of the high potential for conflicts of interest and insider trading, Employees may not serve on the board of directors or as an officer of any private or publicly traded company unless the appointment has been approved by AMGF’s Chief Executive Officer and Chief Compliance Officer. In each case, a determination will be made based on consideration of whether the service poses a conflict with the interests of AMGF’s clients or business relationships.

Note: As described in AMGDI’s Supervisory Procedures Manual, registered representatives of AMGDI must obtain written approval prior to commencing in any outside business activity and promptly disclose any changes to any outside business activities that AMGDI can update the registered representative’s Form U-4 within the required timeframe.

Political Campaign Contributions

Employees are prohibited from making gifts or contributions in the name of, or on behalf of the Firm to any political committee, candidate or party. Contributions are broadly defined to include any form of money, purchase of tickets, use of corporate personnel or facilities, or payment for services. Employees are prohibited from making any political contributions for the purpose of obtaining or retaining advisory contracts with government entities.

Additionally, AMGF has implemented a separate Political Contribution or “Pay to Play” Policy that all employees of the Firm must adhere to. This policy requires (among other duties) preclearance of political contributions to certain government entities that may have the ability to influence AMGF’s business or the Firm’s ability to solicit new business.

Marketing and Sales Activities

Employees must ensure that all oral and written statements, including those made to clients, prospective clients, financial advisors, consultants, other intermediaries, or the media are professional, accurate, balanced, and not misleading in any way. Employees should use only pre-approved sales and marketing materials to describe AMGF, its Affiliates, or its products or services and are expected to adhere to the prescribed standards and Firm policies regarding all communications with the public. (See also AMGF’s Communication Guidance available on the intranet and AMGDI’s Communication with the Public Supplement in the Supervisory Procedures).

Exemptions

An Employee may submit to the CCO a request for an exemption from a particular provision of the Code for a hardship situation (e.g., unforeseen medical or other significant expenses or the purchase of a home) or other circumstances. All requests must be in writing and state the reasons for requesting an exemption. Any such request will require the approval of the CCO. Any such

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waiver request may be denied at the CCO’s sole discretion, and any such decision will be final. If the CCO approves an exemption, AMGF may require certain conditions to be met by the employee in conducting the personal trade(s) to ensure that there is no actual or apparent conflict of interest created by the exemption. The CCO shall document in writing the decisions supporting all such approvals or denials to requests for hardship exemptions.

Reporting Potential Violations/Wrongdoing and Whistleblower Rules

All personnel are required to act honestly and ethically in support of the culture of integrity that we have all fostered within our Firm. Since every employee is a valued member of the team which makes up our Firm, this broad requirement includes acting in what each individual believes to be the Firm’s best interest, which includes reporting any concerns regarding any potential violations of any applicable law, rule or policy, or any other potential wrongdoing, by our Firm, any of our employees, or any of our service providers. If our Firm’s management is unaware of such activities, these potential violations may ultimately have an adverse effect on all of us as members of this Firm.

Accordingly, every employee of our Firm is required to report any potential violations of any applicable law, rule or policy, or other potential wrongdoing, including “apparent” or “suspected” violations, promptly to either the CCO, AMGF, Senior Counsel, AMGF, General Counsel, AMG or Deputy Counsel, AMG. In addition, any supervisor who receives a report of a potential violation or wrongdoing must immediately inform the CCO. If the CCO is involved in the potential violation or wrongdoing, the employee or partner may report the matter to any member of Senior Management, Senior Counsel, AMGF, General Counsel, AMG or Deputy Counsel, AMG. Please also see “Whistleblower Rules” below for additional information on Whistleblower Rules.

“Violations” should be interpreted broadly, and may include, but are not limited to, such items as:

●	noncompliance with laws, rules, and regulations applicable to the business of our Firm;

●	fraud or illegal acts involving any aspect of the Firm’s business;

●	material misstatements in regulatory filings, internal books and records, clients records, or reports;

●	activity that is harmful to clients, including any fund shareholders; and

●	deviations from required internal controls, policies and procedures that safeguard clients and the Firm.

All such reports will be taken seriously, investigated promptly and appropriately, and treated confidentially to the extent permitted by law.

Communication Channels

Any concerns or questions of officers or employees regarding any violations of company policy, or any other complaints or concerns of conduct inconsistent with this Code or any similar written policy of AMG Funds should be directed to AMG Funds as follows:

●	In a confidential memorandum marked “Private and Confidential” addressed to the attention of the General Counsel at Affiliated Managers Group, Inc., 600 Hale Street, Prides Crossing, Massachusetts 01965, which memorandum identifies the subject of the complaint and the practices of this code or other conduct inconsistent with this Code or any similar written policy of AMG Funds, providing as much detail as possible; and/or

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●	By phoning the employee report line (the “Employee Reporting Line”) during regular business hours at (844) 319-9344. During this phone call, the complaining party should identify the subject of his or her complaint and the practices that are alleged to constitute a violation of this code or other conduct inconsistent with this Code or any similar written policy of AMG Funds, providing as much detail as possible.

If an officer or employee does not feel comfortable submitting a complaint in accordance with the above procedures or does not believe that a previously submitted complaint was adequately addressed, the officer or employee may contact the Chief Executive Officer of AMG Funds directly by mail at the address set forth above in a confidential memorandum marked “Private and Confidential”. Please also see “Whistleblower Rules” below for additional information on Whistleblower Rules.

Every officer and employee is required to report suspected violations of this Code, as well as any violation or suspected violation of any applicable law, rule or regulation governing AMG Funds in accordance with this Code.

No person shall use the reporting channels in bad faith or in a false or frivolous manner.

Investigation and Sanctions

Potential violations shall be promptly investigated by the CCO and Senior Management. During the course of the investigation, the CCO or Senior Management will be in contact with the reporting employee to inform the employee of the status of the investigation. In addition, the reporting employee may check with the investigator on the status at any time.

Following the Firm’s investigation, employees who are deemed to have committed any violations or other wrongdoing may be subject to disciplinary action including, but not limited to: (i) having the employee’s employment responsibilities reviewed and changed, including demotion; (ii) oral or written reprimand; (iii) forfeit of any trading profits or other compensation or monetary benefits; (iv) suspension of personal trading privileges; (v) suspension of employment; and/or (vi) termination. Violations of the Code or these procedures may also result in criminal prosecution or civil action.

Whistleblower Rules

Nothing in this Code or in any other agreements you may have with AMG Funds is intended to or shall preclude or impede you from cooperating with any governmental or regulatory entity or agency in any investigation, or from communicating any suspected wrongdoing or violation of law to any such entity or agency, including, but not limited to, reporting pursuant to the “whistleblower rules” promulgated by the Securities and Exchange Commission (Securities Exchange Act Rules 21F-1, et seq.).

Retaliation

Retaliation of any type against an individual who reports a suspected violation or assists in the investigation of such conduct (even if the conduct is not found to be a violation) is strictly prohibited and constitutes a further violation of the Code and these procedures. Furthermore, nothing in this Code or in any other agreements you may have with the Firm is intended to prohibit any protected communication with any governmental agency or similar entity.

Guidance

All employees are encouraged (and have the responsibility) to ask questions and seek guidance from the CCO or Senior Management with respect to any action or transaction that may constitute a violation and to refrain from any action or transaction which might lead to the appearance of a violation. The CCO will also provide periodic training to the Firm’s employees, including Senior Management regarding the requirements of these policies and procedures.

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Ethics Training Requirements

The CFTC has issued guidelines that permit registrants such as the Firm to develop their own standards and such ethics training as they deem appropriate. The CFTC has released a Statement of Acceptable Practices that provides guidance as to the maintenance of proper ethics training procedures that would serve as a “safe harbor.” The CCO will monitor compliance with these requirements and will make arrangements sufficient to permit all registered Associated Person’s (“AP”) of the Firm to remain in compliance.

The Firm is committed to operate with high ethical standards and is dedicated to meeting the requirements of the Statement of Acceptable Practices as issued by the CFTC. The Firm will treat all current and potential customers in a just and equitable manner and believes that professional ethics training programs are essential to the Firm’s business. The Firm believes that in order to be successful and provide our customers with the best possible service, our Employees must receive the proper training to stay abreast of new regulations and current events.

In order to establish a corporate culture of high ethical standards, the Firm’s APs will be required to complete ethics training on an initial and bi-annual basis. Ethics training will be provided as part of the Firm’s annual compliance training, which will be conducted as part of the Firm’s firm-wide training program or by an on-line training program.

The ethics training program will address the following topics, as they pertain to the Firm:

1.	An explanation of the applicable laws and regulations and rules of self-regulatory organizations or contract markets and registered derivatives transaction execution facilities;
2.	The registrant’s obligation to the public to observe just and equitable principles of trade;
3.	How to act honestly and fairly and with due skill, care and diligence in the best interest of customers and the integrity of the markets;
4.	How to establish effective supervisory systems and internal controls;
5.	Obtaining and assessing the financial situation and investment experience of customers;
6.	Disclosure of material information to customers; and
7.	Avoidance, proper disclosure and handling of conflicts of interest.

In accordance with NFA and CFTC requirements, the Firm will maintain records of its ethics training on file for 5 years. Every year the training program will be reviewed and this plan will be modified as needed to ensure high ethical standards at the Firm, as well as compliance with the requirements of the Commodity Exchange Act.

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EXHIBITS

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Exhibit A - Definitions

Affiliate

For purposes of this Code, “Affiliate” generally means any firm under common control of Affiliated Managers Group, Inc.

Affiliated Managers Group, Inc.

Affiliated Managers Group, Inc. (“AMG”) is AMGF’s parent and a publicly traded company. AMG holds equity investments in a group of boutique investment management firms (its “Affiliates”). AMGF is a wholly owned subsidiary and serves as the U.S. distribution platform of AMG.

Automatic Investment Plan

A program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An automatic investment plan includes a dividend reinvestment plan.

Beneficial Ownership

An Employee is considered to have Beneficial Ownership in any transaction in which an Employee has the opportunity to directly or indirectly profit or share in the profit from the securities transacted. For purposes of the Code, you are presumed to have “Beneficial Ownership” in securities or accounts held by Immediate Family sharing your household.

Client

Any corporate, advisory, investment company, individual or other account managed by and as to which investment advice is given by AMGF. AMGF also considers Affiliates’ client accounts for which AMGF provides trading support or other services to be Clients for purposes of this Code.

Code

“Code” refers to AMGF’s Code of Ethics, unless otherwise noted.

Compliance

Compliance refers to AMGF’s Legal and Compliance team.

Conflict of Interest

A term used to describe the situation in which a person who, contrary to the obligation and absolute duty to act for the benefit of clients, exploits the relationship for personal benefit.

Designated Brokers

Employees must maintain Reportable Accounts with select broker-dealers known as “Designated Brokers” unless granted an exception by the Chief Compliance Officer.

Employee

Any officer, director, or partner of AMGF or any person currently employed by AMGF on a full-time or part-time basis.

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Exchange-Traded Fund

An Exchange-Traded Fund (“ETF”) is a security traded on a stock exchange that typically invests in the securities of companies that are included in a selected market index. Open-end ETFs are Reportable Securities but generally do not require pre-clearance. Closed-end ETFs are Reportable Securities and subject to pre-clearance. Employees can refer to financial websites such as CEF Connect at http://www.cefconnect.com/Default.aspx or Yahoo! Finance at http://finance.yahoo.com/ to determine whether an ETF is open-end or closed-end or can contact Compliance for assistance.

Fiduciary

A “fiduciary” generally refers to an individual or entity with the legal authority and duty to make decisions regarding financial matters on behalf of the other party. Fiduciaries are required to act prudently and solely in the interest of a beneficiary or plan. For example, in instances where AMGF has investment discretion, AMGF is acting as a fiduciary.

Immediate Family

For purposes of the Code, “Immediate Family” means any child, stepchild, foster child, grandchild, parent, stepparent, grandparent, spouse, domestic or civil partner, significant other, brother, sister, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law sharing the same household (including adoptive relationships) as well as any related or unrelated individual whose investments are controlled by the employee or any individual to whose financial support an employee materially contributes. Trustee or custodial accounts in which the employee has a financial interest, and other accounts or over which an employee has investment discretion, also are considered “Immediate Family” accounts.

Initial Public Offering

An Initial Public Offering (“IPO”) is an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934.

Limited Offering

A Limited Offering, sometimes referred to as a ‘private placement’ reflects a security offering that is exempt from registration under the Securities Act of 1933, pursuant to Section 4(2) or Section 4(6) or pursuant to Rule 504, Rule 505, or Rule 506 under the Securities Act of 1933.

Reportable Account

A Reportable Account is any account held at a broker, dealer or bank that holds or may hold a Reportable Security or Reportable Fund.

Reportable Fund

A Reportable Fund is any fund for which AMGF serves as investment adviser as defined in section 2(a)(20) of the Investment Company Act of 1940 (“Company Act”) or any fund whose investment adviser or principal underwriter controls AMGF, is controlled by AMGF, or is under common control with AMGF. A current list of Reportable Funds is available on the AMGF intranet or from Compliance.

Reportable Security

A Reportable Security means a security as defined in Section 202(a)(18) of the Investment Advisers Act of 1940 (“Advisers Act”), except that it does not include:

(i)	Direct obligations of the Government of the United States;

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(ii)	Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;
(iii)	Shares issued by money market funds (including AMG Funds money market funds(if applicable);
(iv)	Shares issued by open-end funds other than Reportable Funds; or
(v)	Shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are Reportable Funds.

Security

Section 202(a)(18) of the Advisers Act defines a “security” as any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, pre-organization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security”, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guaranty of, or warrant or right to subscribe to or purchase any of the foregoing.

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Exhibit B - Initial and Annual Holdings Certification Form

AMG FUNDS LLC

Initial and Annual Holdings Report Certification

Hire Date (Initial Certification Only):
Year Ending:
Holdings as of:

I certify that I have received, read, understand, and agree to abide by AMGF’s Code of Ethics. I recognize that the Policies and Procedures described herein apply to me and agree to comply in all respects. I certify that I have reported all brokerage accounts and statements required to be reported under the Code. I also understand that AMGF will take appropriate disciplinary actions against me for violating such Policies as well as in the event of any other legal violations. Furthermore, I understand that any violation of the Code of Ethics may lead to serious sanctions, including dismissal from AMGF.

Please check the appropriate box. If applicable, please attach your statements. It may be appropriate to check both the First and Second boxes if you hold accounts or securities where Compliance does not receive a regular account statement (e.g., limited offerings, IPOs, or a former 401(k) account).

As of month/year-end date:

☐	I owned Reportable Securities*. Copies of all my statements are already submitted to Compliance.

☐	I owned Reportable Securities*. I have attached the statement(s) for the period ending _______ [date].

☐	I did not own any Reportable Securities*.

* See AMGF’s Code of Ethics for the definition of ‘security’ and ‘Reportable Security’.

As of ________________________, the following reflects any brokers, dealers or banks at which I held any securities** for my direct or indirect benefit.

Print Name

Signature	Date

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Exhibit C – Special Request Form – Personal Securities Transaction Approval

EMPLOYEE NAME: __________________________________________________

DATE OF REQUEST: _________________________________________________

☐	Request Due to Special Circumstances (e.g., estate liquidation, home purchase, or financial hardship)

☐	Request for Approval of Initial Public Offering[1] or Limited Offering[2]

☐	Request Due to Technical Difficulty with Personal Trading & Certification System

TYPE OF SECURITY

☐ Stock	☐ Option	☐ Closed-End ETF
☐ Bond	☐ Closed-End Fund	☐ Other:______________

TRANSACTION DETAIL

Security Name

CUSIP/Ticker

Number of Shares/Par Value

Broker, Dealer or Bank Name

Account Name

Account Number

Transaction Requested	☐ Buy ☐ Sell

REASON FOR REQUEST

APPROVAL (Granted only for date approved)

Compliance Approval

Date Approved

1 Initial public offering means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934.

2 Limited offering means securities offering that is exempt from registration under the Securities Act of 1933, pursuant to Section 4(2) or Section 4(6) or pursuant to Rule 504, Rule 505, or Rule 506 under the Securities Act of 1933.

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Exhibit D – Personal Securities Pre-Clearance/Reporting Requirements

 You Must Pre-Clear and Report the Following Transactions:

●	American Depository Receipts (ADRs)

●	Bonds (including Corporate Bonds and Government Agency Bonds, but Excluding Direct Obligations of the U.S. Government)

●	Closed-End Funds/Closed-End ETFs

●	Convertible Securities

●	Interests in Oil or Gas Partnerships

●	Limited Offerings[3], Limited Partnership Interests, or Limited Liability Company Interests (including those pertaining to hedge funds or private equity funds)

●	Options and Futures (Including options on ETFs)

●	Preferred Securities

●	Rights or Warrants

●	Single Stock Futures

●	Stock grants/options on company securities

●	Stocks

 You Must Report (but Not Pre-Clear) the Following Transactions:

●	Corporate Actions (splits, tender offers, mergers, stock dividends, etc.)

●	Gifts of Securities

●	Open-End Exchange-Traded Funds (ETFs) and Exchange-Traded Notes (ETNs)

●	Municipal Bonds

●	Stock Purchase Plan Acquisitions

●	Reportable Funds

 You Do Not Need to Pre-Clear or Report the Following Transactions:

●	Bonds that are Direct Obligations of the U.S. Government

●	Automatic Investment Plans (e.g., Employee Stock Ownership (ESOP) Plan or Dividend Reinvestment Plan)

●	Bankers’ Acceptances

●	Bank Certificates of Deposit

●	Commercial Paper

●	High Quality Short-Term Debt Instruments (including repurchase agreements)

●	Money Market Funds

●	Open-End Mutual Funds other than Reportable Funds

●	Unit Investment Trusts (UITs) invested in one or more open-end funds (other than Reportable Funds)

The preceding may not include all securities types and is subject to change.

3 Limited offering means a securities offering that is exempt from registration under the Securities Act of 1933, pursuant to Section 4(2) or Section 4(6) or pursuant to Rule 504, Rule 505, or Rule 506 under the Securities Act of 1933.

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